Exhibit 99.1

CORONUS SOLAR INC.

Suite 1100 - 1200 West 73rd Avenue Vancouver, B.C. V6P 6G5 Canada	Telephone 604-267-7078 Facsimile 604-267-7080 www.coronusenergy.com

NEWS RELEASE For Immediate Release	OTCBB - CRNSF
ENTRY INTO SHARE PURCHASE AND DEVELOPMENT SERVICES AGREEMENT --- EXTENSION OF LOAN MATURITY DATE

Vancouver, B.C. – August 15, 2013 – Jeff Thachuk, President of Coronus Solar Inc. (the “Company”) announced today that, on August 9, 2013, the Company and its wholly-owned subsidiary, Coronus Energy Corp. (“Coronus”), entered into a share purchase and development services agreement (the “Share Purchase and Development Services Agreement”) with Redwood Solar Development LLC (“Redwood”).

As reported in the Company’s News Releases of January 7, February 13, April 15, May 5, and August 5, 2013, on December 20, 2012, Coronus and Coronus’ wholly-owned subsidiaries, conducted a non-brokered private placement, issuing a senior secured, promissory note (the “Note”) to Clean Focus Financing Company, LP (“Clean Focus”), for proceeds of up to $4,000,000 (the “Loan”).

Under the Share Purchase and Development Services Agreement, the Company has agreed to sell 100% of the issued and outstanding shares of Coronus to Redwood, in addition to performing certain development services in respect of the twelve anticipated, utility-scale, solar PV projects of Coronus, for the purchase and development services price (the “Contract Price”), as specified in the Share Purchase and Development Services Agreement, as filed with the SEC on August 15, 2013. Redwood shall pay the Contract Price by issuing to the Company, a non-interest bearing, secured debenture (the “Redwood Debenture”). The Company’s obligation to complete the sale is subject, in part, to 1) the Company receiving a release from Clean Focus in respect of any further obligations under or in connection with the Loan; and 2) the approval of the Share Purchase and Development Services Agreement by

the Company’s shareholders holding not less than two-thirds of the Company’s shares. Redwood's obligation to complete the purchase is subject, in part, to 1) Redwood receiving lock-up agreements and proxies from the Company’s shareholders holding not less than 80% of the Company’s shares; and 2) the approval of the Share Purchase and Development Services Agreement by the Company’s shareholders holding not less than 80% of the Company’s shares.

Prior to executing the Share Purchase and Development Services Agreement, Redwood received lock-up agreements and proxies from eleven of the Company’s shareholders, who, in aggregate, hold 79.9% of the Company’s shares. On August 15, 2013, Redwood received a further lock-up agreement and proxy from a shareholder who holds 117,000 shares. Redwood now has lock-up agreements and proxies from twelve of the Company‘s shareholders, who, in aggregate, hold 80.6% of the Company’s shares.

The Company is scheduled to hold an annual and special meeting of its shareholders (the "Meeting") on September 16, 2013, at which time, the Company’s shareholders will vote, by proxy or in person, on whether to approve the Share Purchase and Development Services Agreement. The closing date (the "Closing Date") means the date on which the closing will occur, which will be not more than three business days following the date of the Meeting.

In the event the required percentages of the shareholder votes are met under the Share Purchase and Development Services Agreement, upon the transfer of Coronus to Redwood, all then outstanding advances under the Loan, together with all accrued but unpaid interest, will be assumed as part of the transfer. In the event the required percentages of the shareholder votes are not met under the Share Purchase and Development Services Agreement, the Company shall owe Redwood a break-up fee of $5,000,000, which will be immediately due and payable. In addition, the Loan will be in immediate default, and will become due and payable, with the Company confessing judgment to the immediate exercise of remedies allowed with respect to the default of the Loan, including, without limitation, a declaration of foreclosure on the Coronus land parcels and the seizure of all assets of Coronus.

The Contract Price, based on an agreed upon price of dollars per peak installed watt, is the estimated final output capacity of the twelve anticipated, utility-scale, solar PV projects of Coronus, and is based on the aggregate of the value of the installed solar PV systems and the value of the development services to be performed by the Company. The payment of the Contract Price, and the corresponding retirement of the Redwood Debenture, is as follows: 1) $1,000 was paid to the Company on the execution of the Share Purchase and Development Services Agreement; 2) $9,000 shall be paid to the Company on the Closing Date; 3) after four solar PV systems have met certain conditions, inclusive of the receipt of conditional use permits, a payment of 5% of the Contract Price, per solar PV system, shall be paid to the Company; and 4) the balance of the Contract Price shall be pro-rated among the twelve solar PV systems with each pro-rata portion paid to us on permanent financial close in connection with the construction of each system.

Under the Share Purchase and Development Services Agreement, the Contract Price is subject to adjustment, upwards or downwards, as appropriate, based, in part, on the following parameters: installed capacity; development expense budget true-up; interconnection refund true-up; and Coronus financial statements true-up. Under the Share Purchase and Development Services Agreement, forward looking, Redwood agrees to fund, and the Contract Price reflects Redwood funding, certain development expenses that are separate and aside from the Contract Price. The Company understands and agrees that the Redwood Debenture security interests received by the Company will be subordinate and junior to the interests securing the Loan, as well as subordinate and junior to all future draws under the Loan where the proceeds are used to fund those certain development expenses.

On August 9, 2013, by way of addendum (the “Loan Addendum”), the Maturity Date under the Loan was extended. The Note is now due on the earlier of i) the date of the Meeting, in the event that the Share Purchase and Development Services Agreement is not approved at the Meeting, or ii) the close of business on the Closing Date as defined in the Share Purchase and Development Services Agreement.

On behalf of the Board of Directors,

Coronus Solar Inc.

“Jeff Thachuk ”

Jeff Thachuk
President

Forward Looking Statements:  Statements included in this announcement, including statements concerning our plans, intentions and expectations, which are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements”. Forward-looking statements may be identified by words including “anticipates”, “believes”, “intends”, “estimates”, “expects” and similar expressions. The company cautions readers that forward-looking statements, including without limitation those relating to the company's future operations and business prospects, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements.